UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 13, 2019

CYTORI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 458-0900

(Registrant's telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01.  Entry into Material Definitive Agreement.

On February 13, 2019, Cytori Therapeutics, Inc. (the “Company”) entered into an amendment, effective as of January 31, 2019 (the “Amendment”), to its existing Loan and Security Agreement, dated May 29, 2015, as amended (the “Loan Agreement”), with Oxford Finance LLC (“Oxford”), as collateral agent, and the lenders party thereto, including Oxford (the “Lenders”), pursuant to which, among other things, Oxford and the Lenders agreed to extend requirements that the Company achieve one of the following by February 28, 2019: enter into an asset sale agreement with a minimum unrestricted net cash proceeds to the Company of $4.0 million; enter into a binding agreement for the issuance and sale of its equity securities or unsecured convertible subordinated debt which would result in unrestricted gross cash proceeds of not less than $7.5 million; or enter into a merger agreement pursuant to which the obligations under the Loan Agreement would be paid down to a level satisfactory to Oxford and the Lenders.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: February 14, 2019	By: /s/ Tiago Girao
Tiago Girao
Chief Financial Officer and SVP of Operations